Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal Year 2012

CINCINNATI, OHIO, February 8, 2012 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter results including organic growth and progress with the York Label Group acquisition integration.

“Organic revenue growth was 7% in the current quarter compared to the prior year quarter. The former York Label Group third quarter revenues were on par with the prior year quarter in North America, but lower in Chile. The third quarter is traditionally the former York Label Group’s lowest quarter for revenue and earnings. After our first quarter of owning the former York Label business we maintain our expectations for the acquisition to be accretive in fiscal 2013, based on adjusted earnings per share,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Third quarter highlights included:

•

On October 3, 2011, Multi-Color Corporation acquired 100% of the shares of York Label Group and their joint venture in Chile for $356 million in stock and cash, less net debt, subject to certain post closing adjustments. York Label Group is a home & personal care, food & beverage, wine & spirit and healthcare label printing company headquartered in Omaha, Nebraska. This acquisition strengthens our presence in our core markets and customer base in North America and establishes a leadership position in Chile.

•

Net revenues increased 76% to $146.4 million from $83.4 million compared to the three months ended December 31, 2010. Net revenues increased 69% or $57.7 million in the three months ended December 31, 2011 due to acquisitions and start-ups that occurred after December 31, 2010. Of this acquisition-related revenue increase, $52.8 million is attributable to the acquisition of the York Label Group. The remaining increase was due to a 5% increase in sales volumes, primarily in North America, and a 2% favorable impact of sales mix.

•

Gross profit increased $7.3 million or 45% compared to the three months ended December 31, 2010. Adjusted for special items, gross profit increased $8.9 million or 55%. Acquisitions and start-ups occurring after December 31, 2010 contributed 45% to the adjusted gross profit increase. The remaining 10% increase was due to higher sales volumes and the favorable impact of sales mix in the current quarter. Gross margins, adjusted for special items, decreased from 19% to 17% of sales revenues compared to the prior year quarter due primarily to lower revenues and operational inefficiencies in the new Chilean operations acquired with the York Label Group.

•

Selling, general and administrative (SG&A) expenses increased $8.5 million compared to the three months ended December 31, 2010 due primarily to the impact of acquisitions of $4.6 million and integration expenses related to the acquisition of York Label Group of $3.7 million. Adjusted for special items, SG&A expenses increased by 71% compared to the prior year quarter due primarily to the impact of acquisitions. Special items included in SG&A expenses in the third quarter of fiscal 2012 consisted of $3.7 million of integration expenses related to the York Label Group acquisition and $0.2 million of acquisition related expenses. The integration expense consisted primarily of severance and other termination benefits and professional fees. Special items included in SG&A expenses in the third quarter of fiscal 2011 consisted of $0.5 million in legal fees and $0.3 million in acquisition related expenses, partially offset by $0.3 million of facility closure income. Adjusted SG&A, as a percent of sales, decreased from 8.8% to 8.6% in the current quarter.

•

Operating income decreased $1.2 million to $7.1 million compared to $8.3 million in the three months ended December 31, 2010. Adjusted for special items, operating income increased 42% to $12.5 million from $8.8 million. Acquisitions and start-ups occurring after December 31, 2010 contributed 32% to the adjusted operating income increase. The remaining increase is due primarily to higher sales volumes and the favorable impact of sales mix in the current quarter.

•

Interest expense increased $3.4 million compared to the three months ended December 31, 2010 due primarily to an increase in debt borrowings to finance the acquisition of York Label Group. The Company had $409.9 million of debt at December 31, 2011 compared to $131.3 million of debt at December 31, 2010.

•

The effective tax rate was 13% for the third quarter of fiscal 2012 compared to 25% in the prior year quarter due primarily to the release of reserves for uncertain tax positions whose statute of limitations have expired, partially offset by acquisition costs incurred in fiscal 2012 that are not deductible for tax purposes. The Company expects its annual effective tax rate to be approximately 31% in fiscal year 2012.

•

Diluted earnings per share (EPS) decreased to $0.10 cents per diluted share from $0.36 cents in the three months ended December 31, 2010. Excluding the impact of the special items noted below, adjusted EPS decreased to $0.31 cents per diluted share from $0.38 cents in the prior year quarter. Net income attributable to Multi-Color Corporation decreased to $1.6 million from $4.8 million in the prior year quarter. Adjusted for special items, net income attributable to Multi-Color Corporation decreased to $5 million from $5.1 million in the prior year quarter.

•

In January 2012, the Company announced plans to consolidate its manufacturing facility located in Kansas City, Missouri into its other existing facilities. The transition will begin immediately with final plant closure within the next several months. In connection with the closure of the Kansas City facility, the Company expects to record a charge in the range of $1 to $2 million in the fourth quarter of fiscal 2012 for employee severance and other termination benefits, non-cash charges related to asset impairments and relocation and other costs.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended December 31, 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	12/31/11 (in 000’s)	EPS	12/31/10 (in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$1,558	$0.10	$4,786	$0.36

Acquisition Expense, Net of Tax	97	—	221	0.02

York Label Group Integration Expense, Net of Tax	2,376	0.15	—	—

Facility Closure Income, Net of Tax	—	—	(192)	(0.02)

Napa Legal Fees, Net of Tax	—	—	304	0.02

Inventory Purchase Accounting Charge, Net of Tax	923	0.06	—	—

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$4,954	$0.31	$5,119	$0.38

Nigel Vinecombe said, “During the third quarter, we successfully integrated York management and sales teams, consolidated three plants into one in Chile, restructured our operations in California and renegotiated key supply arrangements. Most importantly, customer satisfaction levels have been maintained or enhanced with key customer contracts being extended.”

Year-to-date highlights included:

•

Net revenues increased 41% to $349.7 million from $248.1 million compared to the nine months ended December 31, 2010. Net revenues increased 36% or $88.4 million in the nine months ended December 31, 2011 due to acquisitions and start-ups occurring after the beginning of the prior year period. Of this acquisition-related revenue increase, $52.8 million is attributable to the acquisition of the York Label Group. In addition, net revenues increased due to a 3% favorable impact of foreign exchange rates primarily driven by the strengthening Australian dollar and Euro, a 1% increase in sales volumes and a 1% favorable impact of pricing and sales mix.

•

Gross profit increased $17.2 million or 35% compared to the three months ended December 31, 2010. Adjusted for special items, gross profit increased $18.3 million or 37%. Acquisitions and start-ups occurring after the beginning of the prior year period contributed 26% to the adjusted gross profit increase. The remaining 11% increase was due to the impact of foreign exchange rates, higher sales volumes and favorable pricing and sales mix impacts in the current year. Gross margins, adjusted for special items, remained steady at 20% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses increased $10.8 million compared to the nine months ended December 31, 2010 due the impact of acquisitions of $7.6 million, integration expenses related to the acquisition of York Label Group of $3.7 partially offset by $1.7 million of one-time severance and accelerated stock compensation charges in the prior year. Adjusted for special items, SG&A expenses increased by 39% compared to the prior year quarter primarily due primarily to the impact of new acquisitions mentioned above. Special items included in SG&A expenses in the nine months ended December 31, 2011 consisted of $3.7 million of integration expenses related to the York Label Group acquisition and $2.1 million of acquisition related expenses. The integration expense consisted primarily of severance and other termination benefits and professional fees. Special items included in SG&A expenses in the nine months ended December 31, 2010 consisted of $1.7 million of severance and accelerated stock compensation expenses, $1.3 million in acquisition related expenses and $0.2 million of other items. Adjusted SG&A, as a percent of sales, decreased from 8.5% to 8.3% in the current year.

•

Operating income increased $6.5 million or 25% compared to the nine months ended December 31, 2010. Adjusted for special items, operating income increased 35% to $39.1 million from $28.9 million. Acquisitions and start-ups occurring after the beginning of the prior year period contributed 18% to the adjusted operating income increase. The remaining increase is due to the impact of favorable foreign exchange rates, higher sales volumes, favorable pricing and sales mix impact and other cost decreases.

•

Interest expense increased by $4.4 million or 84% compared to the nine months ended December 31, 2010. Adjusted for special items, interest expense increased 74% compared to the prior year period. The special charge of $0.5 million is a write-off certain deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. The remaining increase is due primarily to an increase in debt borrowings to finance acquisitions, primarily the York Label Group acquisition, and the impact of foreign exchange rates.

•

The effective tax rate was 31% for the nine months ending December 31, 2011 compared to 30% in the comparable prior year period due primarily to acquisition costs incurred in fiscal 2012 that are not deductible for tax purposes partially offset by certain discrete tax benefits recorded in the first quarter of fiscal 2012 and the release of reserves for uncertain tax positions whose statute of limitations have expired. The Company expects its annual effective tax rate to be approximately 31% in fiscal year 2012.

•

Diluted earnings per share (EPS) decreased to $1.05 per diluted share from $1.10 in the nine months ended December 31, 2010. Excluding the impact of the special items noted below, adjusted EPS increased 12% to $1.43 per diluted share from $1.28. Net income attributable to Multi-Color Corporation increased to $15.2 million from $14.3 million in the prior year period. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $20.7 million from $16.7 million in the prior year period.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ended December 31, 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Nine Months Ended
	12/31/11 (in 000’s)	EPS	12/31/10 (in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$15,206	$1.05	$14,283	$1.10

Acquisition Expense, Net of Tax	1,865	0.13	889	0.06

York Label Group Integration Expense, Net of Tax	2,376	0.17	—	—

Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	1,138	0.09

Deferred Financing Fee Charge, Net of Tax	300	0.02	—	—

Facility Closure Income, Net of Tax	—	—	(192)	(0.01)

Napa Legal Fees, Net of Tax	—	—	304	0.02

Inventory Purchase Accounting Charge, Net of Tax	923	0.06	289	0.02

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$20,670	$1.43	$16,711	$1.28

Nigel Vinecombe said, “Fiscal 2012 results will be diluted by the former York Label business. We expect to achieve adjusted operating income to revenues after integration is largely complete in fiscal 2013, consistent with recent MCC results prior to the York acquisition.”

Fiscal Year 2012 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 8, 2012 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4211 (participant code 23809955 or for international access, please dial 1-617-213-4864 (participant code 23809955) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on February 8, 2012 through 11:59 p.m. (ET) on February 15, 2012 by calling 1-888-286-8010 (participant code 81027291) or for international access, please call 1-617-801-6888 (participant code 81027291). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P49CUWWH6 (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,700 associates across 28 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Revenues	$146,400	$83,379	$349,661	$248,149
Cost of Goods Sold	122,872	67,198	282,871	198,577

Gross Profit	23,528	16,181	66,790	49,572
Gross Margin	16%	19%	19%	20%
Selling, General & Administrative	16,394	7,885	34,986	24,218

Operating Income	7,134	8,296	31,804	25,354

Interest Expense	5,392	2,015	9,678	5,271
Other (Income) Expense	(39)	(139)	56	(222)

Income before Taxes	1,781	6,420	22,070	20,305
Income Tax Expense	223	1,634	6,896	6,022

Net Income	1,558	4,786	15,174	14,283
Income Attributable to Noncontrolling Interests	—	—	32	—

Net Income Attributable to Multi-Color Corporation	$1,558	$4,786	$15,206	$14,283

Basic Earnings Per Share	$0.10	$0.36	$1.07	$1.11
Diluted Earnings Per Share	$0.10	$0.36	$1.05	$1.10

Basic shares Outstanding	15,960	13,267	14,191	12,914
Diluted Shares Outstanding	16,225	13,430	14,439	13,037

Selected Balance Sheet Information

(in 000’s)

Unaudited

	December 31, 2011	March 31, 2011
Current Assets	$157,802	$102,628
Total Assets	$796,391	$411,829
Current Liabilities	$123,967	$72,271
Total Liabilities	$553,779	$220,003
Stockholders’ Equity	$242,612	$191,826
Total Debt	$409,882	$127,331

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes it provides a higher degree of transparency of certain items.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A expenses and Interest Expense between reported GAAP and Non-GAAP results for the three and nine months ended December 31, 2011 and 2010:

Adjusted Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)

Gross Profit, as reported	$23,528	$16,181	$66,790	$49,572
Inventory Purchase Accounting Charge	1,530	—	1,530	424

Adjusted Gross Profit, (Non-GAAP)	$25,058	$16,181	$68,320	$49,996

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	17.1%	19.4%	19.5%	20.1%

Adjusted Operating Income:

	Three Months Ended		Nine Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)

Operating Income, as reported	$7,134	$8,296	$31,804	$25,354
Acquisition Expense	159	297	2,135	1,272
York Label Group Integration Expense	3,679	—	3,679	—
Severance and Accelerated Stock Compensation Expense	—	—	—	1,658
Inventory Purchase Accounting Charge	1,530	—	1,530	424
Napa Legal Fees	—	487	—	487
Facility Closure Income	—	(258)	—	(258)

Adjusted Operating Income, (Non-GAAP)	$12,502	$8,822	$39,148	$28,937

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	8.5%	10.6%	11.2%	11.7%

Adjusted SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)

SG&A Expenses, as reported	$16,394	$7,885	$34,986	$24,218
Severance and Accelerated Stock Compensation Expense	—	—	—	1,658
Acquisition Expense	159	297	2,135	1,272
York Label Group Integration Expense	3,679	—	3,679	—
Facility Closure Income	—	(258)	—	(258)
Napa Legal Fees	—	487	—	487

Adjusted SG&A Expenses, (Non-GAAP)	$12,556	$7,359	$29,172	$21,059

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	8.6%	8.8%	8.3%	8.5%

Adjusted Interest Expense:

	Three Months Ended		Nine Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)

Interest Expense, as reported	$5,392	$2,015	$9,678	$5,271
Deferred Financing Fee Charge	—	—	490	—

Adjusted Interest Expense, (Non-GAAP)	$5,392	$2,015	$9,188	$5,271

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311